Exhbit 10.16

AMENDMENT No. 33 TO PURCHASE AGREEMENT No. GPJ-003/96

This Amendment No. 33 (“Amendment 33”) dated as of December 1, 2005 is between EMBRAER - Empresa Brasileira de Aeronáutica S.A. (“EMBRAER”) and ExpressJet Airlines, Inc., formerly known as New ExpressJet Airlines, Inc. (as assignee from ExpressJet Airlines, Inc. formerly known as Continental Express, Inc.) (“BUYER”), collectively hereinafter referred to as the “PARTIES”, and relates to Purchase Agreement No. GPJ-003/96, as amended from time to time together with its Attachments (collectively referred to as the “Base Agreement”) and Letter Agreements GPJ-004/96 dated August 5, 1996 and PCJ-004A/96 dated August 31, 1996 between EMBRAER and BUYER as amended from time to time (together with the Base Agreement, collectively referred to herein as the “Purchase Agreement” or the "Agreement") for the purchase of up to two hundred and forty five (245) new EMB-145 aircraft (the “AIRCRAFT”).

All terms defined in the Purchase Agreement shall have the same meaning when used herein, and in case of any conflict between this Amendment 33 and the Purchase Agreement, this Amendment shall control.

WHEREAS, BUYER and EMBRAER wish to amend the Purchase Agreement to include changes in the configuration of the AIRCRAFT, all as more fully set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the PARTIES, EMBRAER and BUYER hereby agree to amend the Purchase Agreement as follows:

1.         Thermal / Acoustic Insulation Material

Each EMB 145 XR AIRCRAFT from XR091 and all subsequent EMB 145 XR AIRCRAFT shall have the new thermal acoustic insulation material installed in the aircraft fuselage. Such new material shall meet the FAA Operational Requirements 14CFR Parts 91.613 (b) (2), 121.312 (e)(2), 125.113 (c)(2),135.170 (c)(2), and flame propagation requirements of FAR Sec. 25.856 (a) of this chapter which are required for aircraft manufactured after September 2005 (it does not cover FAR 25.856 (b) that concerns flame penetration, which will be required for aircraft manufactured after September 2007). [Confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] The AIRCRAFT BASIC PRICE shall be increased by [Confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] for XR091 and all subsequent EMB 145 XR AIRCRAFT.

2.   AIRCRAFT BASIC PRICE

As a result of the change in the AIRCRAFT configuration and in the AIRCRAFT BASIC PRICE specified in this Amendment 33, the AIRCRAFT BASIC PRICE will be:

AIRCRAFT

BASIC PRICE [Confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]US Dollars)

EMB 145 XR091 and on	[Confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

All other terms and conditions of the Purchase Agreement, which are not specifically amended by this Amendment 33, shall remain in full force and effect without any change.

IN WITNESS WHEREOF, EMBRAER and BUYER, by their duly authorized officers, have entered into and executed this Amendment No. 33 to the Purchase Agreement to be effective as of the date first written above.

EMBRAER - Empresa Brasileira de Aeronáutica S.A.			EXPRESSJET AIRLINES, INC.
By:	/s/ Antonio Luiz Pizarro Manso	By:	/s/Frederick S. Cromer
Name:	Antonio Luiz Pizarro Manso	Name:	Frederick S. Cromer
Title:	Executive Vice-President Corporate & CFO	Title:	Vice President and Chief Financial Officer
By:	/s/ Jose Luis D. Molina
Name:	Jose Luis D. Molina
Title:	Director of Contracts Airline Market

Date:	December 22, 2005	Date:	December 22, 2005
Place:	Sao Jose Dos Campos, SP	Place:	Houston, Texas, USA

Witness:	/s/ Erika Lulai Natali	Witness:	/s/ Kristy Nicholas
Name:	Erika Lulai Natali	Name:	Kristy Nicholas